Exhibit 4.59

CIBFL-2026-030-ZZ-BZ01

EXECUTION VERSION

Dated 18 March 2026

Top Ships Inc.

as Guarantor

and

水瓶座柒拾柒号（天津）航运租赁有限公司

Aquarius 77 Shipping Co., Ltd.

as Owner

Guarantee

relating to
a bareboat charter of one (1) 47,499DWT Chemical/Product Oil Tanker having builder’s hull no. 25110059 dated 11 February 2026

Index

Clause	Page

1	Interpretation	1
2	Guarantee	2
3	Liability as Principal and Independent Debtor	3
4	Expenses	3
5	Adjustment of Transactions	4
6	Payments	4
7	Interest	5
8	Subordination	5
9	Enforcement	5
10	Representations and Warranties	6
11	Undertakings	9
12	Judgments and Currency Indemnity	15
13	Supplemental	16
14	Assignment	18
15	Notices	18
16	Invalidity of Bareboat Charter	19
17	Incorporation of Bareboat Charter Provisions	19
18	Governing Law and Enforcement	20

Schedules

Schedule 1 Form of Compliance Certificate	22
Execution Page	23

CIBFL CM- Guarantee (Top Ships)
hull no. 25110059
SINGAPORE/92298046v1

THIS GUARANTEE is made on 18 March 2026

Parties

(1)	TOP SHIPS INC., a corporation incorporated under the laws of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Guarantor”)

(2)	水瓶座柒拾柒号（天津）航运租赁有限公司 AQUARIUS 77 SHIPPING CO., LTD., a corporation incorporated under the laws of the People’s Republic of China whose registered address is at Room 202, No. 6262, Australia Road, Dongjiang Free Trade Pilot Zone, Tianjin (DJBS Free Trade Zone Branch No. 13110) (the “Owner” which expression includes its successors and assigns)

Background

(A)	By a memorandum of agreement (as amended and/or supplemented from time to time, the “MOA”) dated 11 February 2026 and made between (i) ROMAN SHARK VI INC., a corporation incorporated under the laws of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Seller”) as seller and (ii) the Owner as buyer, the Seller has agreed to sell and the Owner has agreed to purchase one (1) 47,499DWT Chemical/Product Oil Tanker having builder’s hull no. 25110059 (the “Vessel”) pursuant to the terms and conditions contained therein.

(B)	By a bareboat charter dated 11 February 2026 (as amended and/or supplemented from time to time, the “Bareboat Charter”) and made between (i) the Owner, as owner and (ii) ROMAN SHARK IV INC., a corporation incorporated under the laws of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960, as charterer (the “Charterer”), the Owner has agreed to bareboat charter the Vessel to the Charterer pursuant to the terms and conditions contained therein.

(C)	The execution and delivery to the Owner of this Guarantee is one of the conditions to the chartering of the Vessel under the Bareboat Charter.

(D)	This Guarantee is a Guarantee referred to in the Bareboat Charter.

Operative Provisions

1	INTERPRETATION

1.1	Defined expressions

Words and expressions defined in the Bareboat Charter shall have the same meanings when used in this Guarantee unless the context otherwise requires.

1.2	Construction of certain terms

In this Guarantee:

“bankruptcy” includes a liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country.

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“Compliance Certificate” means a certificate in the form set out in Schedule 1 or in any other form approved by the Owner.

“control” over a particular company means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(a)	cast, or control the casting of, more than 51 per cent, of the maximum number of votes that might be cast at a general meeting of such company;

(b)	appoint or remove all, or the majority, of the directors or other equivalent officers of such company; or

(c)	give directions with respect to the operating and financial policies of such company with which the directors or other equivalent officers of such company are obliged to comply.

“Group” means the Guarantor and its subsidiaries from time to time.

“Party” means a party to this Guarantee.

“Relevant Person” means each “Relevant Person” as defined in the Bareboat Charter.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Charterer to the Owner under or in connection with any Leasing Documents or any judgment or arbitral award relating to any Leasing Documents and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country.

“Security Period” means the period commencing on the date hereof and ending on the date on which the Owners are satisfied that the Secured Liabilities (as such term is defined in the Bareboat Charter) have been irrevocably and unconditionally paid and discharged in full.

2	GUARANTEE

2.1	Guarantee and indemnity

The Guarantor unconditionally and irrevocably:

(a)	guarantees the due payment of all amounts payable by each other Relevant Person under or in connection to each Leasing Document to which such Relevant Person is a party;

(b)	undertakes to pay to the Owner on the Owner’s demand any such amount which is not paid by that Relevant Person when due and payable under or in connection to that Leasing Document;

(c)	guarantees the punctual performance by that Relevant Person of all that Relevant Person’s obligations under or in connection with that Leasing Document; and

(d)	fully indemnifies the Owner on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Owner as a result of or in connection with any obligation or liability guaranteed by the Guarantor being or becoming

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unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Owner would otherwise have been entitled to recover.

2.2	No limit on number of demands

The Owner may serve more than one demand under Clause 2.1 (Guarantee and indemnity).

2.3	Guarantee of whole amount

This Guarantee shall be construed and take effect as a guarantee of all amounts due to the Owner under the Leasing Documents to which each other Relevant Person is a party.

3	Liability as Principal and Independent Debtor

3.1	Principal and independent debtor

The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.

3.2	Waiver of rights and defences

Without limiting the generality of Clause 3.1 (Principal and independent debtor), the Guarantor shall neither be discharged by, nor have any claim against the Owner in respect of:

(a)	any amendment or supplement being made to the Bareboat Charter or any other Leasing Document;

(b)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Bareboat Charter or any other Leasing Document;

(c)	any release or loss (even though negligent) of any right or Security Interest created by any Leasing Document;

(d)	any failure (even though negligent) promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest; or

(e)	the Bareboat Charter or any other Leasing Document now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.

4	EXPENSES

4.1	Costs of preservation of rights, enforcement etc

The Guarantor shall pay to the Owner on its demand the amount of all documented expenses (including, without limitation, legal fees) incurred by the Owner in connection with the enforcement of, or the preservation of any rights under this Guarantee or any other Leasing Document, including any advice, claim or proceedings relating to such matters.

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4.2	Fees and expenses payable under Leasing Documents

Clause 4.1 (Costs of preservation of rights, enforcement etc) is without prejudice to the Guarantor’s liabilities in respect of any other Relevant Person’s obligations under any Leasing Document to which it is a party.

5	ADJUSTMENT OF TRANSACTIONS

5.1	Reinstatement of obligation to pay

The Guarantor shall pay to the Owner on its demand any amount which the Owner is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of any other Relevant Person on the ground that any Leasing Document to which that Relevant Person is a party, or a payment by that Relevant Person, was invalid or unenforceable or on any similar ground.

6	PAYMENTS

6.1	Method of payments

Any amount due under this Guarantee shall be paid:

(a)	in immediately available funds;

(b)	to such account as the Owner may from time to time notify to the Guarantor;

(c)	without any form of set-off, cross-claim or condition; and

(d)	free and clear of any tax deduction or withholding for or on account of any tax payable under any law of relevant jurisdictions except a tax deduction which the Guarantor is required by law to make.

6.2	Grossing-up for taxes

If the Guarantor is required by law to make a tax deduction, the amount due to the Owner shall be increased by the amount necessary to ensure that the Owner receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.

6.3	Indemnity and evidence of payment of taxes

The Guarantor shall fully indemnify the Owner on the Owner’s demand in respect of all claims, expenses, liabilities and losses incurred by the Owner by reason of any failure of the Guarantor to make any tax deduction or by reason of any increased payment not being made on the due date for such payment in accordance with Clause 6.2 (Grossing-up taxes). Within 30 days after making a tax deduction, that Guarantor shall deliver to the Owner any receipts, certificates or other documentary evidence satisfactory to the Owner that the tax had been paid to the appropriate taxation authority.

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7	INTEREST

7.1	Accrual of interest

Any amount due under this Guarantee shall carry interest after the date on which the Owner demands payment of it until it is actually paid, unless interest on that same amount also accrues under the Bareboat Charter.

7.2	Calculation of interest

Interest under this Guarantee shall be calculated and accrue (as well after as before judgment) at the rate described in clauses 38.6 and 38.7 of the Bareboat Charter and otherwise in accordance with the terms thereof.

8	SUBORDINATION

8.1	Subordination of rights of Guarantor

All rights which the Guarantor at any time has (whether in respect of this Guarantee or any other transaction) against each other Relevant Person or its assets shall be fully subordinated to the rights of the Owner under the Leasing Documents (or any of them), and in particular, the Guarantor shall not:

(a)	claim, or in a bankruptcy of that Relevant Person prove for, any amount payable to the Guarantor by that Relevant Person, whether in respect of this Guarantee or any other transaction;

(b)	take or enforce any Security Interest for any such amount;

(c)	claim to set-off any such amount against any amount payable by the Guarantor to that Relevant Person; or

(d)	claim any subrogation or other right in respect of any Leasing Document or any sum received or recovered by the Owner under such Leasing Document.

9	ENFORCEMENT

9.1	No requirement to commence proceedings against other Relevant Person

The Owner will not need to commence any proceedings under, or enforce any Security Interest created by, the Bareboat Charter or any other Leasing Document before claiming or commencing proceedings under this Guarantee.

9.2	Conclusive evidence of certain matters

However, as against the Guarantor:

(a)	any final and unappealable judgment or order of a court in England or any Relevant Jurisdiction or award of an arbitration tribunal in London in connection with the Bareboat Charter or any other Leasing Document; and

(b)	any statement or admission of any other Relevant Person in connection with the Bareboat Charter or any other Leasing Document,

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shall be binding and conclusive as to all matters of fact and law to which it relates.

10	REPRESENTATIONS AND WARRANTIES

10.1	General

The Guarantor represents and warrants to the Owner as of the date of this Guarantee, each Instalment Payment Date, the Commencement Date, and on each Payment Date, as follows.

10.2	Status

(a)	The Guarantor is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

(b)	The Guarantor is not a FATCA foreign financial institution (“FFI”) or a US Tax Obligor.

10.3	Corporate power

The Guarantor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute this Guarantee or any other Leasing Document to which it is a party; and

(b)	to make all the payments contemplated by, and to comply with, this Guarantee or any other Leasing Document to which it is a party.

10.4	Consents in force

All the capacities, actions and consents referred to in Clause 10.3 (Corporate power) remain in full force and nothing has occurred which makes any of them liable to revocation.

10.5	No conflicts

The execution by the Guarantor of the Leasing Documents to which it is a party and its compliance with this Guarantee will not involve or lead to a contravention of:

(a)	any law or regulation applicable to it; or

(b)	the constitutional documents of the Guarantor; or

(c)	any contractual or other obligation or restriction which is binding on the Guarantor or any of its assets.

10.6	Legal, valid and binding obligations

This Guarantee and the Leasing Document to which it is a party do now or will upon execution and delivery constitute the Guarantor’s legal, valid and binding obligations enforceable against it in accordance with its terms and any relevant insolvency laws affecting creditors’ rights generally.

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10.7	Governing law

The choice of governing law as stated in this Guarantee and the agreement by the Guarantor to refer disputes to the relevant courts or tribunals as stated herein are valid and binding against the Guarantor.

10.8	Immunity

Neither the Guarantor nor any of its assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

10.9	Pari passu ranking

The obligations of the Guarantor under this Guarantee, are the direct, general and unconditional obligations of the Guarantor and rank at least pari passu with all other present and future unsecured and unsubordinated creditors of the Guarantor save for any obligation which is mandatorily preferred by law and not by virtue of any contract.

10.10	Legal or administrative action

No legal or administrative action involving the Guarantor has been commenced or taken which would have required notification to the Owner under Clause 11.8 (Notification of legal or administrative action).

10.11	No insolvency

The Guarantor is not insolvent or in liquidation or administration or subject to any other formal or informal insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of the Guarantor or all or material part of their assets.

10.12	Tax obligor and place of business

The Guarantor is not a US Tax Obligor, and has not established a place of business in the United Kingdom or the United States of America.

10.13	No withholding taxes

All payments which the Guarantor is liable to make under the Leasing Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of relevant jurisdictions.

10.14	Taxes paid

The Guarantor has paid all taxes applicable to, or imposed on or in relation to it, its business or except for those being contested in good faith with adequate reserves.

10.15	No default

No Termination Event has occurred nor is continuing or might reasonably be expected to result from the entry into and performance of this Guarantee or any other Leasing Document.

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10.16	Information

Any factual information provided by the Guarantor (or on its behalf) to the Owner was true and accurate in all material respects as at the date it was provided or as the date at which such information was stated; all accounts (audited and unaudited) delivered under Clause 11.3 (Provision of financial statements) satisfied the requirements of Clause 11.4 (Form of financial statements); and there has been no Material Adverse Effect on the Guarantor from its position disclosed in the latest of those accounts.

10.17	No litigation

No legal or administrative action involving the Guarantor has been commenced or taken or, to the Guarantor’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a Material Adverse Effect on the Guarantor.

10.18	Sanctions

(a)	No Relevant Person, nor any of their respective directors, officers, or employees, is a Prohibited Person.

(b)	Each Relevant Person, and their respective directors, officers, and employees is in compliance with all Sanctions laws, and none of them have been or are currently being investigated on compliance with Sanctions, they have not received notice or are aware of any claim, action, suit or proceeding against any of them with respect to Sanctions and they have not taken any action to evade the application of Sanctions.

(c)	No Relevant Person is in breach of any Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws and, to the extent required by applicable law, has instituted and maintained systems, controls, policies and procedures designed to:

(i)	prevent and detect incidences of bribery and corruption, money laundering and terrorism financing; and

(ii)	promote and achieve compliance with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws including, but not limited to, ensuring thorough and accurate books and records, and utilization of best efforts to ensure that Affiliates acting on behalf of a Relevant Person shall act in compliance with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and Business Ethics Laws.

10.19	Environmental Laws

All Environmental Laws relating to the ownership, operation and management of the Vessel and the business of each Relevant Person (as now conducted and as reasonably anticipated to be conducted in the future) have been complied with.

10.20	Environmental Claim

No Environmental Claim has been made against any Relevant Person or otherwise in connection with the Vessel which is either (i) in excess of US$1,900,000 or (ii) has or is reasonably likely to have a Material Adverse Effect.

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10.21	Environmental Incident

No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred which has or is reasonably likely to have a Material Adverse Effect.

10.22	Status of the Guarantor

(a)	Save for as permitted under the Bareboat Charter, the shares of the Guarantor are traded on the New York Stock Exchange or NASDAQ or Over the Counter (OTC); and

(b)	the Guarantor is an entity reporting with the U.S. Securities and Exchange Commission.

11	UNDERTAKINGS

11.1	General

The Guarantor undertakes with the Owner to comply with the following provisions of this Clause 11 (Undertakings) at all times during the Security Period, except as the Owner may otherwise permit (and to the extent that the Guarantor is required to procure or ensure compliance with any undertaking under this Clause 11 (Undertakings) by any Other Charterer which is not directly owned by the Guarantor, the Guarantor is only required to use its best endeavours to procure or ensure such compliance).

11.2	Information provided to be accurate

All financial and other information which is provided by or on behalf of the Guarantor under or in connection with the Leasing Documents will be true and not misleading and will not omit any material fact or consideration.

11.3	Provision of financial statements

The Guarantor will send to the Owner:

(a)	as soon as possible, but in no event later than one hundred and fifty (150) days after the end of each financial year of the Guarantor, the audited consolidated annual financial statement accounts of the Guarantor for that financial year; and

(b)	as soon as possible, but in no event later than ninety (90) days after the end of each half-year, the semi-annual consolidated unaudited accounts of the Guarantor for that half-year certified as to their correctness by at least one officer of the Guarantor.

11.4	Form of financial statements

All accounts (audited and unaudited) delivered under Clause 11.3 (Provision of financial statements) will:

(a)	be prepared in accordance with all applicable laws and generally accepted accounting principles in the United States consistently applied;

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(b)	give a true and fair view of (in respect of the audited accounts) or fairly representing (in the case of the management accounts) the state of affairs of the Group at the date of those accounts and of their profit for the period to which those accounts relate;

(c)	fully disclose or provide for all significant liabilities of the Group; and

(d)	If not in the English language, be accompanied by an English translation duly certified as to its correctness.

11.5	Shareholder and creditor notices

The Guarantor will send the Owner, upon its request, copies of all communications which are despatched to the Guarantor’s shareholders or creditors or any class of them.

11.6	Consents

The Guarantor will obtain and promptly renew and will procure that each other Relevant Person obtains and promptly renews or procure the obtainment or renewal of and provide copies of, from time to time, any necessary consents, approvals, authorisations, licenses or permits of any regulatory body or authority for the transactions contemplated under each Leasing Document to which it is a party.

11.7	Valid obligations

The Guarantor will at its own cost, and will procure that each other Relevant Person will:

(a)	do all that such Relevant Person reasonably can to ensure that any Leasing Document to which such Relevant Person is a party validly creates the obligations and the Security Interests which such Relevant Person purports to create; and

(b)	without limiting the generality of paragraph (a), promptly register, file, record or enrol any Leasing Document to which such Relevant Person is a party with any court or authority in all Relevant Jurisdictions, pay any stamp duty, registration or similar tax in all Relevant Jurisdictions in respect of any Leasing Document to which such Relevant Person is a party, give any notice or take any other step which, is or has become necessary or desirable for any such Leasing Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which such Relevant Person creates.

11.8	Notification of legal or administrative action

The Guarantor will provide or will procure that each other Relevant Person provides the Owner with details of any legal or administrative action involving such Relevant Person or the Vessel that is likely to have a Material Adverse Effect as soon as such action is instituted or it becomes apparent is likely to be instituted and is likely to have a Material Adverse Effect.

11.9	Notification of damage or default

The Guarantor:

(a)	will, and will procure that each other Relevant Person will, notify the Owner immediately of the occurrence of any damage and/or alteration caused to the Vessel by any reason whatsoever which results, or may be expected to result, in repairs on the Vessel which exceed US$1,900,000; and

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(b)	will, and will procure that each other Relevant Person will, notify the Owner immediately of the occurrence of any Termination Event,

and will keep the Owner fully up-to-date with all developments and the Guarantor will, if so requested by the Owner, provide any such certificate signed by its authorised signatory, confirming that there exists no Termination Event.

11.10	Additional information

The Guarantor will, and will procure that each other Relevant Person will, as soon as practicable after receiving the request, provide the Owner with any additional financial or other information relating:

(a)	to themselves and/or the Vessel (including, but not limited to the condition, location and employment status of the Vessel); or

(b)	to any other matter relevant to, or to any provision of any Leasing Document to which it is a party,

which may be reasonably requested by the Owner (or their financiers (if any)) at any time, provided that, in the case of information on the employment status of the Vessel, such information shall be in form and substance satisfactory to the Owner and shall be provided by the Charterers to the Owner at least once every six-monthly period during each calendar year.

11.11	Compliance with operational laws

The Guarantor shall procure compliance, and will procure that each other Relevant Person will comply or procure compliance, with all laws or regulations relating to the Vessel and its construction, ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code, all Environmental Laws and the laws of the Vessel’s registry.

11.12	Compliance with other laws

(a)	The Guarantor shall comply, and shall procure that each other Relevant Person will, comply with all applicable laws and regulations in respect of Sanctions, and in particular, the Charterers shall effect and maintain a sanctions compliance policy to ensure compliance with all such laws and regulations implemented from time to time.

(b)	The Guarantor:

(i)	shall, and shall procure that each other Relevant Person will, promptly notify the Owner of any non-compliance by any Relevant Person or their respective officers, directors, or employees with all laws and regulations relating to Sanctions, (including but not limited to notifying the Owner in writing immediately upon being aware that any Relevant Person or their respective shareholders, directors, officers or employees is a Prohibited Person or has otherwise become a target of Sanctions) as well as provide all information in relation to its business and operations which may be relevant for the purposes of ascertaining whether any of the aforesaid parties are in compliance with such laws.

(ii)	shall, and will procure that each other Relevant Person will, promptly notify the Owner of any non-compliance by any Relevant Person or their respective officers, directors, or employees with all laws and regulations relating to Anti-Money Laundering Laws,

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Anti-Terrorism Financing Laws and/or Business Ethics Laws as well as provide all information (once available) in relation to its business and operations which may be relevant for the purposes of ascertaining whether any of the aforesaid parties are in compliance with such laws.

(c)	The Guarantor shall procure that the Vessel shall not be employed, operated or managed in any manner which (i) is contrary to any Sanctions and in particular, the Vessel is not used by or to benefit any party which is a target of Sanctions or trade to any area or country where trading the Vessel to such area or country would constitute a breach of any Sanctions or published boycotts imposed by any of the United Nations, the European Union, the United States of America, the United Kingdom or the People’s Republic of China (provided that operation or use of the Vessel by the Initial Sub-charterer pursuant to the Initial Sub-charter shall not in any case be deemed to be in breach or contrary to any published boycotts or sanctions imposed by the People’s Republic of China) or (ii) would trigger the operation of any sanctions limitation or exclusion clause in any insurance documentation.

(d)	The Guarantor shall, and shall procure that each other Relevant Person and their respective officers, directors and employees, will:

(i)	conduct its business in compliance with all Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws;

(ii)	maintain systems, controls, policies and procedures designed to promote and achieve ongoing compliance with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws; and

(iii)	in respect of the Charterers, not use, or permit or authorize any person to directly or indirectly use, the Financing Amount for any purpose that would breach any Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws;

(iv)	not lend, invest, contribute or otherwise make available the Financing Amount to or for any other person in a manner which would result in a violation of Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws.

11.13	No Security Interests

The Guarantor shall not, and shall procure that each other Relevant Person (in the case of any Other Charterer which is not directly owned by the Guarantor, on a best endeavour basis) will not create, assume or permit to exist any Security Interest (other than any Permitted Security Interest) of any kind upon any Leasing Document to which such Relevant Person is a party, and if applicable, the Vessel.

11.14	Financial covenants

(a)	The Guarantor shall ensure that, at any time during the Security Period but following the date on which the Initial Sub-charter (or any Approved Subsequent Sub-Charter materially on the same terms as the Initial Sub-charter) is cancelled, repudiated, rescinded or terminated, the Guarantor’s Leverage Ratio shall not be more than eighty per cent (80%).

(b)	The Guarantor shall ensure that all time during the Security Period as from the Commencement Date the Liquid Funds divided by the number of the Fleet Vessels shall not be less than US$440,000.

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In this Guarantee:

“Leverage Ratio” means, at any date, the ratio (expressed as a percentage) of:

(a)	the Total Net Debt; and

(b)	the aggregate Market Value of all Fleet Vessels adjusted, in each case, to reflect the percentage of ownership by the Guarantor of each such Fleet Vessel.

“Liquid Funds” means, at any time, cash at bank and credited to an account in the name of any member of the Group and to which the Guarantor is solely (or together with other members of the Group) beneficially entitled and for so long as such cash has not been blocked due to the existence and/or enforcement of any Security Interest held by any bank or any other third party or otherwise unless such cash is held in such account charged, as the case may be, by way of a floating charge for the purposes of meeting minimum liquidity requirements in the context of any financing arrangement of any member of the Group.

“Market Value” means, in relation to any Fleet Vessel,

(a)	prior to the occurrence of a Termination Event which is continuing, a valuation prepared:

(i)	in Dollars;

(ii)	on a date no earlier than fifteen (15) days prior to the relevant date of valuation;

(iii)	with or without physical inspection of that Vessel; and

(iv)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment, and such valuation shall be prepared by an Approved Valuer nominated by the Charterer.

(b)	upon the occurrence of a Termination Event which is continuing,

(i)	subject to sub-paragraph (ii) below, the arithmetic mean of the valuations shown by two (2) valuation reports prepared:

(A)	in Dollars;

(B)	on a date no earlier than fifteen (15) days prior to the relevant date of valuation;

(C)	with or without physical inspection of that Vessel;

(D)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment,

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and such valuation shall be prepared by Approved Valuers nominated by the Owner.

(ii)	if there is a discrepancy of five per cent. (5%) or more between the market valuations shown on the two valuation reports obtained pursuant to the above paragraph (using the lower valuation figure as the denominator), the arithmetic mean of the valuations shown by three (3) valuation reports each prepared on the same terms and conditions as set out under paragraph (b) above.

“Total Net Debt” means, at any date, the aggregate Financial Indebtedness of the Group as per US GAAP as at such date, adjusted to include a percentage of the Financial Indebtedness of any joint venture with a minimum holding of 50 per cent by any member of the Group which is equal to the percentage of the Guarantor’s ownership in such joint venture, minus the aggregate amount of all cash balances standing on such date to the credit of a bank account of any member of the Group, adjusted to include a percentage of the cash balances of any entity holding any Fleet Vessel (other than the 100% Owned Vessels) which is equal to the percentage of the Guarantor’s and/or such member’s ownership in that entity, but excluding any cash held by any bank or any other third party or otherwise which is subject to the existence and/or enforcement of any Security Interest unless such cash is held in such account charged, as the case may be, by way of a floating charge for the purposes of meeting minimum liquidity requirements in the context of any financing arrangement of any member of the Group.

“US GAAP” means the generally accepted accounting principles in the United States.

11.15	Compliance Certificate

The Guarantor shall supply to the Owner, together with each set of financial statements delivered pursuant to Clause 11.3 (Provision of financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 11.14 (Financial Covenants); and each Compliance Certificate shall be signed by the Co-Chief Financial Officer of the Guarantor.

11.16	Negative Pledge

The Guarantor shall:

(a)	procure that the Charterers will not create or permit to arise any Security Interest over any of its assets present or future except for the Permitted Security Interests; and

(b)	procure that its liabilities under this Guarantee will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.17	No disposal of assets, change of business

The Guarantor will not, and shall (at all times) procure that no other Relevant Person shall:

(a)	transfer, lease or otherwise dispose of all or a substantial part of their respective assets (or any of their assets, in the case of the Charterer), whether by one transaction or a number of

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transactions, whether related or not except in the usual course of their respective trading operations, other than any Disposal made in accordance with the Bareboat Charter; or

(b)	make any substantial change (or any change, in the case of the Charterer) to the nature of their respective business or corporate structure from that existing as at the date of this Guarantee.

11.18	No merger etc

Other than any Disposal made in accordance with the Bareboat Charter, the Guarantor shall not enter into any form of merger, sub-division, amalgamation, demerger, reorganization, corporate reconstruction or change of ownership, or change of voting control unless the Guarantor remains as the surviving entity after such merger, sub-division, amalgamation, demerger, reorganization, corporate reconstruction or change of ownership, or change of voting control and Clause 11.14 (Financial Covenants) has been complied with.

11.19	FATCA

The Guarantor shall not, and shall procure that no Relevant Person will become a FATCA FFI or US Tax Obligor.

11.20	No payment of dividend

The Guarantor shall not declare, make or pay any dividend or other distribution (or interest on any unpaid dividend or other distribution) on or in respect of its issued shares (whether in cash or in kind) upon the occurrence of a Termination Event which is continuing in clause 50 (Termination Events) of the Bareboat Charter.

12	JUDGMENTS AND CURRENCY INDEMNITY

12.1	Judgments relating to Bareboat Charter and other Leasing Documents

This Guarantee shall cover any amount payable by any other Relevant Person under or in connection with any judgment or award relating to the Bareboat Charter and any other Leasing Document.

12.2	Currency indemnity

If any sum due from the Guarantor to the Owner under this Guarantee or under any order, judgment or award relating to this Guarantee has to be converted from the currency in which this Guarantee provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Guarantor, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order, judgment or award from any court or other tribunal; or

(c)	enforcing any such order, judgment or award;

the Guarantor shall indemnify the Owner against the loss arising when the amount of the payment actually received by the Owner is converted at the available rate of exchange into the Contractual Currency.

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In this Clause 12.2 (Currency indemnity), the “available rate of exchange” means the rate at which the Owners are able at the opening of business (Beijing time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

13	SUPPLEMENTAL

13.1	Continuing guarantee

This Guarantee shall remain in force as a continuing security interest at all times during the Security Period.

13.2	Rights cumulative, non-exclusive

The Owner’s rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.

13.3	No impairment of rights under Guarantee

If the Owner omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Owner under this Guarantee.

13.4	Severability of provisions

If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.

13.5	Guarantee not affected by other Security Interests

This Guarantee shall not impair, nor be impaired by, any other guarantee or any right of set-off or netting or to combine accounts which the Owner may now or later hold in connection with the Bareboat Charter or any other Leasing Document.

13.6	Guarantor bound by Bareboat Charter and other Leasing Documents

The Guarantor agrees with the Owner to be bound by all provisions of the Bareboat Charter and any other Leasing Document in the same way as if those provisions had been set out (with any necessary modifications) in this Guarantee.

13.7	Applicability of provisions of Guarantee to other rights

Clauses 3 (Liability as principal and independent debtor) and 16 (Invalidity of Bareboat Charter) shall also apply to any right of set-off or netting or to combine accounts which the Guarantor creates by an agreement entered into at the time of this Guarantee or at any later time (notwithstanding that the agreement does not include provisions similar to Clauses 3 (Liability as principal and independent debtor) and 16 (Invalidity of Bareboat Charter)), being an agreement referring to this Guarantee.

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13.8	Third party rights

Other than the Other Owners, a person who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.

13.9	Counterpart

This Guarantee may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee.

13.10	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, on the date of the Bareboat Charter, and thereafter within ten (10) Business Days of a reasonable request by the other Party:

(i)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and

(ii)	supply to the requesting party (with a copy to all other relevant parties) such other form or forms (including IRS Form W-8 or Form W-9 or any successor or substitute form, as applicable) and any other documentation and other information relating to its status under FATCA (including its applicable “pass thru percentage” or other information required under FATCA or other official guidance including intergovernmental agreements) as the requesting party reasonably requests for the purpose of the requesting party’s compliance with FATCA.

(b)	If a Party confirms to any other Party that it is a FATCA Exempt Party or provides an IRS Form W-8 or W-9 showing that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, or that the said form provided has ceased to be correct or valid, that party shall so notify all other relevant parties or provide the relevant revised form, as applicable, reasonably promptly.

(c)	Nothing in this Clause shall oblige a Party to do anything which would or, in its reasonable opinion, might constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that nothing in this paragraph shall excuse a Party from providing a true, complete and correct IRS Form W-8 or W-9 (or any successor or substitute form where applicable). Any information provided on such IRS Form W-8 or W-9 (or any successor or substitute forms) shall not be treated as confidential information of such party for purposes of this paragraph.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with the provisions of this Charter or the provided information is insufficient under FATCA, then:

(i)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of this Charter and the Leasing Documents as if it is a FATCA Non-Exempt Party; and

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(ii)	if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of this Charter and the Leasing Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides sufficient confirmation, forms, documentation or other information to establish the relevant facts.

14	ASSIGNMENT

14.1	Assignment by Owner

Clause 65 (Assignment and Transfer) of the Bareboat Charter shall apply to this Guarantee as if they were expressly incorporated herein with any necessary modifications including the references to “the Charterers” therein shall be references to “the Guarantor” when applied herein and references to “the Leasing Document” and “this Charter” therein shall be references to “this Guarantee” when applied herein.

14.2	Assignment by Guarantor

The Guarantor may not assign any of its rights or transfer any of its rights or obligations under this Guarantee.

15	NOTICES

15.1	Notices to Guarantor

Any notice or demand to the Guarantor under or in connection with this Guarantee shall be given by letter or email at:

TOP SHIPS INC.

20, Iouliou Kaisara Str., 19002 Paiania, Athens-Greece

Attention: Alexandros Tsirikos

Email: atsirikos@topships.org

Tel: +30 210 81 28 180

or to such other address or email address which the Guarantor may notify to the Owner.

15.2	Validity of demands

A demand under this Guarantee shall be valid notwithstanding that it is served:

(a)	on the date on which the amount to which it relates is payable by the Relevant Person under the Leasing Document to which it is a party;

(b)	at the same time as the service of a notice under clause 45 (Notice) of the Bareboat Charter;

and a demand under this Guarantee shall (i) be in writing; (ii) be signed by a duly authorised officer of the Owner and delivered to the Guarantor pursuant to the provisions under this Guarantee; (iii) make reference to this Guarantee; (iv) specifically identify the Charterer or any other Relevant Person and the guaranteed obligations to be paid and/or performed (as the case may be); and (v) set forth payment instructions in respect of any amount or amounts payable to the Owner.

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15.3	Notices to Owner

Any notice to the Owner under or in connection with this Guarantee shall be sent to the same address and in the same manner as notices to the Owner under clause 45 (Notice) of the Bareboat Charter.

16	INVALIDITY OF BAREBOAT CHARTER

16.1	Invalidity of Bareboat Charter or other Leasing Documents

In the event of:

(a)	the Bareboat Charter or any other Leasing Document now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any other reason whatsoever, whether of a similar kind or not; or

(b)	without limiting the scope of paragraph (a), a bankruptcy of the Relevant Person party thereto, the introduction of any law or any other matter resulting in that Relevant Person being discharged from liability under the Bareboat Charter or other Leasing Document, or the Bareboat Charter or other Leasing Document ceasing to operate (for example, by interest ceasing to accrue);

this Guarantee shall cover any amount which would have been or become payable under or in connection with the Bareboat Charter or other Leasing Document if the Bareboat Charter or other Leasing Document had been and remained entirely valid, legal and enforceable, or that Party had not suffered bankruptcy, or any combination of such events or circumstances, as the case may be, and the Charterer had remained fully liable under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated; and references in this Guarantee to amounts payable by that Party under or in connection with the Bareboat Charter or other Leasing Document shall include references to any amount which would have so been or become payable as aforesaid.

17	INCORPORATION OF BAREBOAT CHARTER PROVISIONS

17.1	The following provisions of the Bareboat Charter apply to this Guarantee as if they were expressly incorporated therein with any necessary modifications:

clause 44 (No waiver of rights);

clause 56 (no set-off or tax deduction);

clause 58 (confidentiality); and

clause 60 (partial invalidity).

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17.2	Clause 17 (Incorporation of Bareboat Charter provisions) is without prejudice to the application to this Guarantee of any provision of the Bareboat Charter which, by its terms, applies or relates to this Guarantee.

18	GOVERNING LAW AND ENFORCEMENT

18.1	Governing law

This Guarantee and any non-contractual obligations arising out of or in connection with it are governed by English law.

18.2	Arbitration

(a)	Any dispute arising out of or in connection with this Guarantee (including a dispute regarding the existence, validity or termination of this Guarantee or any non-contractual obligation arising out of or in connection with this Guarantee) (a “Dispute”) shall be referred to and finally resolved by arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause 18 (Governing law and enforcement). The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (“LMAA”) Terms current at the time when the arbitration proceedings are commenced.

(b)	The reference shall be to three arbitrators, one to be appointed by each Party and the third, by the two so appointed. A party wishing to refer a Dispute to arbitration shall appoint its arbitrator (who shall be either a full member of the LMAA, or a practising barrister of King’s Counsel who is also a member of the Commercial Bar Association, or a retired High Court Judge practising as an arbitrator, in each case who carries on business in London) and shall send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a Dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he or she had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator. If the two arbitrators so appointed are unable to agree on the appointment of the third arbitrator within seven (7) days after the appointment of the second arbitrator, they or either of them may by written notice request the President of the LMAA to appoint the third arbitrator within fourteen (14) days of such request.

(c)	Where the reference is to three arbitrators the procedure for making appointments shall be in accordance with the procedure for full arbitration stated above.

(d)	The language of the arbitration shall be English.

(e)	In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

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IN WITNESS WHEREOF this GUARANTEE has been executed as a DEED and delivered on the date stated at the beginning of this GUARANTEE.

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Schedule 1

Form of Compliance Certificate

To:

水瓶座柒拾柒号（天津）航运租赁有限公司

AQUARIUS 77 SHIPPING CO., LTD.

From:

TOP SHIPS INC.

Date: _______________

Guarantee dated _______________ (the “Guarantee”) in respect of a bareboat charter for the 49,700DWT Chemical/Product Oil Tanker having builder’s hull no. 25110059

Dear Sirs

1	We refer to the Guarantee. This is a Compliance Certificate. Terms defined in the Guarantee have the same meaning when used in this Compliance Certificate unless given a difference meaning in this Compliance Certificate.

2	We confirm that, as at the date hereof, no Termination Event has occurred and is continuing which has not been waived or remedied at the date hereof or if that is not the case, specifying the same and the steps, if any, being taken to remedy the same.

3	We confirm compliance with the financial covenants set out in Clause 11.14 (Financial covenants) for the [6-month period][financial year] ending on [●].

4	We now certify that, on the basis of the calculations appended to this Certificate, as at [●]:

(a)	the Leverage Ratio is [●] per cent. ([●]%), which does not exceed 80 per cent (80%); and

(b)	the Liquid Funds is [●], which is not less than US$440,000.

Yours faithfully

Signed: ___________________________

Co-Chief Financial Officer of

TOP SHIPS INC.

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Execution Page

GUARANTOR

EXECUTED AS A DEED	)
by TOP SHIPS INC.	)
acting by ALEXANDROS TSIRIKOS	)	/s/ Alexandros Tsirikos
being an attorney-in-fact	)
in the presence of:	)
)
)
Witness’ signature: /s/ Dimitra Karkaletsi	)
Witness’ name: Dimitra Karkaletsi	)
Witness’ address: 20 Iouliou Kaisara Street,	)

OWNER

EXECUTED and DELIVERED as a DEED	)
by 水瓶座柒拾柒号（天津）航运租赁	)
有限公司	)
AQUARIUS 77 SHIPPING CO., LTD.	)
acting by	)
being an attorney-in-fact	)	/s/ Zhu Guanyu
in the presence of:	)	Name: Zhu Guanyu
)
)
Witness’ signature: /s/ Ma Dongxin	)
Witness’ name: Ma Dongxin	)
Witness’ address: 21/F, Xingye Building	)
20 Chaoyangmen North Street
Chaoyang District, Beijing, P.R. China

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